UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2022

First Internet Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

001-35750	20-3489991
(Commission File Number)	(IRS Employer Identification No.)

8701 E. 116th Street	46038
Fishers, Indiana
(Address of Principal Executive Offices)	(Zip Code)

(317) 532-7900
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, without par value	INBK	The Nasdaq Stock Market LLC
6.0% Fixed to Floating Subordinated Notes due 2029	INBKZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2022, First Internet Bancorp (the “Company”) and First Internet Bank of Indiana (the “Bank”) entered into employment agreements with Nicole S. Lorch, President and Chief Operating Officer, and Kenneth J. Lovik, Executive Vice President and Chief Financial Officer. The employment agreements each provide for an initial term of employment through December 31, 2024. Each agreement automatically renews for successive one (1) year terms, unless earlier terminated in accordance with the agreement. Each employment agreement entitles the executive to receive an annual minimum salary ($470,000 for Ms. Lorch; $350,000 for Mr. Lovik). Additionally, each executive is eligible to participate in such other incentive compensation and other employee benefits offered to the employees of the Company or the Bank, subject to the terms and conditions of the applicable benefit plan.

The employment agreements provide that, if either executive’s employment is terminated by the Company or the Bank for any reason other than for “cause” (as defined in the employment agreement) or is terminated by them for “good reason” (as defined in the employment agreement), and in either case the termination of employment occurs before a change of control, then the executive will be eligible to receive, in addition to all compensation and benefits ordinarily payable through the date of termination: (A) continued payments of base salary for the greater of (i) the remaining term of the agreement and (ii) 24 months; (B) a lump sum payment equal to the greater of (1) the average of cash bonuses paid or payable in the three fiscal years prior to the fiscal year in which the termination occurred and (2) the amount of cash bonus the executive was designated to receive under the then current annual incentive plan; (C) acceleration of all outstanding time-based equity awards; (D) subject to applicable restrictions or approvals, a right to require the Company or Bank to repurchase all shares acquired by the executive through the exercise of options at a price equal to the average closing price over the preceding calendar month; and (E) payment of the Company portion of COBRA premiums for up to 12 months.

If any such termination occurs within twelve months after a change of control (as defined in the employment agreement), then the executive will be eligible to receive substantially the same severance benefits, except that (A) payments of base salary would continue for 24 months and (B) payment of the Company portion of COBRA premiums would continue for up to 18 months.

All of the above severance benefits remain contingent on the executive signing and not revoking a release of claims and the executive remaining in strict compliance with non-solicitation, non-competition, and confidentiality covenants for a period of at least one year after termination.

Also on April 20, 2022, the Company, the Bank, and David B. Becker, Chairman and Chief Executive Officer, entered into an amendment to Mr. Becker’s existing Amended and Restated Employment Agreement to eliminate the requirement that the Company employ Mr. Becker as President of the Company and the Bank, to accommodate Ms. Lorch’s assumption of those roles effective as of June 30, 2021.

The foregoing descriptions of Mr. Becker’s amendment, Ms. Lorch’s employment agreement, and Mr. Lovik’s employment agreement are qualified by reference to the full text of each such agreement, which text is filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and is incorporated by reference.

Item 9.01     Financial Statements and Exhibits

Number	Description	Method of filing
10.1	Amendment to Amended and Restated Employment Agreement among First Internet Bank of Indiana, First Internet Bancorp and David B. Becker dated April 20, 2022	Filed electronically
10.2	Employment Agreement among First Internet Bank of Indiana, First Internet Bancorp and Nicole S. Lorch dated April 20, 2022	Filed electronically
10.3	Employment Agreement among First Internet Bank of Indiana, First Internet Bancorp and Kenneth J. Lovik dated April 20, 2022	Filed electronically
104	Cover Page Interactive Data File (embedded in the cover page formatted in inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 25, 2022

FIRST INTERNET BANCORP

By:	/s/ Kenneth J. Lovik
Kenneth J. Lovik, Executive Vice President & Chief Financial Officer